Exhibit 99.1

The Ensign Group, Inc. Responds to DOJ Inquiry

MISSION VIEJO, December 17, 2008 — The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of skilled nursing, rehabilitative care services and assisted living companies, announced today that representatives of the U.S. Department of Justice served search warrants on its Service Center and six of its Southern California skilled nursing facilities.

The warrants were issued as part of the Department’s ongoing investigation, which began in 2006, of what a DOJ investigator has previously characterized as “an investigation of claims submitted to the Medicare program for rehabilitation services” at one or more Ensign facilities. Ensign has disclosed and discussed the DOJ investigation in its prior public filings.

Greg Stapley, Ensign’s General Counsel, said Ensign viewed the warrants as a positive step toward resolution of the Department’s investigation. “We have long offered to cooperate with the DOJ in their investigation, and today we got that chance,” he said.

Mr. Stapley noted that the warrants focused on only six facilities, representing a narrower inquiry than past subpoenas issued by investigators, which together had targeted 18 of Ensign’s 63 facilities. The warrants also limited the scope of the inquiry primarily to records from calendar years 2005, 2006 and 2007.

The federal agents conducting the records assembly were careful not to disrupt patient care, and the warrants included specific safeguards to ensure that care was not impacted in any way.

All of the six facilities included in the investigation, along with several others, were the subject of an internal investigation initiated by the Company and conducted by an independent investigatory counsel from late 2006 through early 2008. The outside investigators concluded their investigation without identifying any systemic or patterns and practices of fraudulent or intentional misconduct.

Several of the facilities have also been the subject of normal “probe reviews” conducted by Ensign’s fiscal intermediaries in recent years, a secondary audit procedure to verify the accuracy of billing, all but one of which have been successfully concluded. In addition, Ensign’s compliance teams continue to conduct billing audits at regular intervals at these and all Ensign facilities.

The DOJ investigation appears to have begun in 2006 as a qui tam or “whistleblower” claim. As is typically the case, the original claim remains sealed. An authorized investigative demand involving ten Ensign facilities was sent to Ensign’s bank in early 2007, but was withdrawn by DOJ investigators before it was fulfilled. A subpoena was delivered to Ensign’s auditors in late 2007, which identified several additional facilities. Federal investigators have also interviewed several former employees, but to date have not interviewed current employees or management. No employees were interviewed in connection with today’s records assembly. Ensign, through its regulatory counsel, has offered to fully cooperate with the DOJ and federal investigators throughout the course of the investigation.

Although Ensign management believes that today’s records assembly represents a positive step toward resolution of the DOJ’s issues, Mr. Stapley was careful to point out that a conclusion may yet take some time. “We have always believed, based on the advice of our regulatory counsel, that this investigation would be a long-term project for the DOJ. We are pleased to see it move forward,” he said.

To date, investigators have not provided any information about the specific nature of their inquiry, although the scope appears to have become more focused based upon the information in the warrant. While Ensign has no basis yet to change its previously stated belief that the DOJ may be conducting parallel criminal, civil and administrative investigations, to Ensign’s knowledge neither The Ensign Group, Inc. nor any of its operating subsidiaries or employees has been formally charged with any wrongdoing, served with any related subpoenas or requests, or directly notified of any concerns or investigations by the U.S. Attorney or any government agency.

Based upon its own investigations, the Company has no reason to believe that the assertion of criminal charges, civil claims, administrative sanctions or whistleblower actions would be warranted. The Company will continue to seek information and to cooperate with investigators to address any specific allegations or concerns they may have.

About Ensign(TM)

The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 63 facilities in California, Arizona, Texas, Washington, Utah and Idaho. More information about Ensign is available at http://www.ensigngroup.net.

CONTACT INFORMATION: Gregory Stapley, Ensign Investor Relations (949) 487-9500, or Bob East, Westwicke Partners (443) 213-0502

SOURCE: The Ensign Group, Inc.